                                                                     EXHIBIT 2.3

                         TECHNOLOGY TRANSFER AGREEMENT
                         -----------------------------


     This Technology Transfer Agreement (the "Agreement") is made and entered into as of the 29th day of February, 1996 (the "Effective Date"), by and between the following Parties:

     LONESTAR HOSPITALITY CORPORATION (to be renamed Citadel Computer Systems Incorporated), a Delaware corporation, having a principal place of business at 2950 North Loop West, Suite 1800, Houston, Texas 77092 (hereinafter "LoneStar" or "Buyer"); and

     CIRCUIT MASTER SOFTWARE, INC., a Texas corporation, having a principal place of business at 22503 Katy Freeway No. 7, Katy, Texas 77450 (hereinafter "Seller").

     In consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

                              ARTICLE I -- GENERAL

1.1  Seller owns an undivided whole interest in and to the software listed on
     Schedule 1.1 (the "Software"), all source code, customer lists, marketing materials and other documentation relating thereto (the "System"), and all copyrights and intellectual property rights therein (the "Intellectual Property").

1.2 Seller is in the business of marketing and selling the Software (the "Business") and owns certain "Assets" related thereto as defined below.

1.3 Seller desires to sell or transfer its interest in and to the Assets to Buyer, and Buyer desires to purchase Seller's interest in and to the Assets.


                           ARTICLE II -- DEFINITIONS

2.1 "Party" means LoneStar and Seller, individually; "Parties" means LoneStar and Seller. Reference to the Parties include their respective permitted assignees and successors in interest.

2.2 "Technology" means any and all compositions, articles of manufacture, processes, apparatus, data, writings and works of authorship (including, without limitation, software, protocols, program codes, audio-visual effects created by program code, and documentation relating thereto), drawings, mask works and other tangible items (including, without limitation, materials, samples, components, tools, and operating devices, e.g., board assemblies, prototypes, and engineering models) relating to the Business, including without limitation the Software.

2.3 "Technical Information" means any material in human or machine readable form which embodies or describes the Technology including, without limitation, the System.

2.4 "Business Information" means any material in human or machine readable form used, compiled or produced by or for the Business such as, for example, component supply and cost information, marketing plans, customer lists, sales leads, competitor analyses, transaction files, financial data, business plans, business contacts, books, records, papers and instruments.

2.5 "Trade Secrets" means any Technical Information and Business Information that generally facilitates the sale of products, increases revenues, or provides an advantage over the competition and is not generally known.

2.6 "Know-How" means all factual knowledge and information relating to the Business not capable of precise, separate description but which, in an accumulated form, after being acquired as a result of trial and error, gives to the one acquiring it the ability to produce and market something which one otherwise would not have known how to produce and market with the same accuracy or precision necessary for commercial success, provided however, that such knowledge and information is not in the public domain or readily available to any third party other than a limited number of persons who have agreed to keep that information secret.

2.7 "Copyright(s)" means all forms of proprietary rights granted by a government with respect to an original work of authorship and fixed in any tangible medium of oppression from which it can be perceived, reproduced, or otherwise communicated relating to the Business.

2.8 "Trademark(s)" means all forms of proprietary rights granted by a government with respect to any word, name, symbol or device, or any combination thereof, used to identify and distinguish goods of the Business.

2.9  "Trade Name(s)" means any name used by the Seller to identify the Business.

2.10 "Patent(s)" means all forms of proprietary rights granted by a government with respect to a design or an invention of the Business, including patents and certificates of addition, utility models, and enforceable patent applications, i.e., those under which injunctive relief is available, as well as, any continuation, division, extension, renewal, revival, or reissue thereof or substitution therefor, as well as those unfiled invention disclosures relating to the Business.

2.11 "Intellectual Property"means intellectual property rights including Patents, Copyrights, Trade Secrets, Know-How, Trademarks or Trade Names which the Seller owns.

2.12 "Assets" means the inventory ("Inventory"), accounts receivable ("Accounts Receivable") and contracts relating to the Business, as well as the items listed on Schedule 2.12, the Technology, Technical Information, Business Information, Intellectual Property and all other intangible assets associated with the Business.


                 ARTICLE III -- AGREEMENT OF PURCHASE AND SALE
                 ---------------------------------------------

3.1  PURCHASE AND SALE OF ASSETS.  Buyer hereby agrees to purchase and Seller
     ---------------------------
     hereby agrees to sell and to transfer, assign and deliver to Buyer good and indefeasible title, free and clear of any and all liens and encumbrances, in and to the Assets.

3.2  DISCLOSURE OF INFORMATION AND NONCOMPETITION AGREEMENT.  Within fifteen
     ------------------------------------------------------
     (15) days after the Effective Date, Seller shall provide the Technical Information and Business Information to Buyer. For a period of one year following the Effective Date of this Agreement (hereinafter the "Disclosure Period"), Seller shall make available to Buyer by telephone or facsimile a competent representative to respond to requests from Buyer for Technical Information and Business Information. Seller will use its best efforts to fully disclose and describe the Technology to the Buyer.

          (a) During the Disclosure Period, Seller shall, upon prior written request of Buyer, permit a reasonable number of visits by designated representatives of Buyer to the facilities of Seller to assure the complete transfer of the Assets, and in particular the Technology, Technical Information and Business Information.

          (b) During the Disclosure Period, Seller shall provide the services of certain employees who Seller represents as being familiar with the Technology, Technical Information and Business Information for consultation and advice concerning the Technology, Technical Information and Business Information and Buyer's utilization of the Technology, Technical Information and Business Information.

          (c) Seller has disclosed to Buyer all information regarding the inventions covered by invention disclosures and applications for Patent. Promptly after the Effective Date, Seller shall prepare and file all documents necessary for the assignment of Patents relating to such inventions and vigorously assist Buyer in the prosecution thereof at the Seller's own expense. Seller further agrees to have executed by its appropriate staff such documents as may be tendered to it by Buyer to obtain, maintain, or perfect Buyer's title to such Patents.

          (d) During the Disclosure Period, neither Seller nor any of its shareholders will compete with Buyer with respect to products and in the geographic area set forth in the Noncompetition Agreement, which is attached hereto as Exhibit A.

3.3  CONSIDERATION.  In consideration for the transfer of the Assets to Buyer,
     -------------
     Buyer will issue to Seller stock of Buyer with a fair market value of $2,000,000.00. For this purpose, fair market value means the price for the average of the closing bid and ask price (or the average closing price if the stock is listed on NASDAQ) for the 30 trading days immediately following February 29, 1996, adjusting for any stock split (forward or reverse) that becomes effective during such 30-day period.

3.4  LIMITATION OF LIABILITY.  Buyer does not and will not assume or be
     -----------------------
     responsible for payment of any liability or obligation of Seller of any kind whatsoever, including any liability or obligation for transfer or excise taxes or other charges or expenses arising out of or in connection with the transfer of the Assets, except for those obligations of Seller listed on Schedule 3.4, which Buyer agrees to assume, pay and hold Seller harmless from such liabilities listed on Schedule 3.4. Seller agrees to remain solely liable for all liabilities to Seller, except those listed in
     Schedule 3.4, and shall indemnify and hold Buyer harmless from any and all claims, demands or losses incurred as a result of such liabilities.

3.5  DELIVERY OF DOCUMENTS; FURTHER ASSURANCES:
     -----------------------------------------

          (a) Contemporaneously herewith, Seller will deliver to Buyer the following documents and instruments:

               (1) Noncompetition Agreement executed by Seller and its shareholders substantially in the form attached hereto as Exhibit A;

               (2) A Bill of Sale, substantially in the form attached hereto as Exhibit B;

               (3) An Assignment Agreement, substantially in the form attached hereto as Exhibit C;

               (4) All of Seller's contracts, commitments, account records, files and other business records relating to the Assets;

               (5) A materially complete and accurate list, including contact names and addresses of all customers of Seller as of the Effective Date;

          (b) Contemporaneously herewith, Buyer will deliver to Seller the following documents and instruments:

               (1) A Bill of Sale, substantially in the form attached hereto as Exhibit B; and

               (2) An Assignment Agreement, substantially in the form attached hereto as Exhibit C;

          (c) Contemporaneously herewith, and at all times hereafter as may be necessary, Seller shall execute and deliver to Buyer such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Buyer good and indefeasible title to the Assets and to comply with the purposes and intent of this Agreement.

             ARTICLE IV -- REPRESENTATIONS AND WARRANTIES OF SELLER
             ------------------------------------------------------

4.1  DUE ORGANIZATION AND AUTHORITY.  Seller represents and warrants to Buyer
     ------------------------------
     that Seller is a corporation organized, existing and in good standing under the laws of its state of incorporation, and has all requisite power and authority to own and operate the Business and the Assets and to enter into this Agreement and comply with the terms hereof.

4.2  AUTHORITY FOR AGREEMENT.  Seller represents and warrants to Buyer that all
     -----------------------
     necessary action has been taken to authorize and approve the execution of this Agreement and the performance hereof by Seller. This Agreement has been duly executed by Seller and constitutes the valid and binding obligation of Seller and is enforceable in accordance with its terms.

4.3  TITLE.  Seller represents and warrants to Buyer that Seller has good and
     -----
     indefeasible title to the Assets, free and clear of any mortgages, pledges, liens, security interests, or other encumbrances of any character. Seller further represents and warrants to Buyer that the Technology was developed internally by Seller or acquired by Seller, and was not misappropriated from another.

4.4  CONDITION OF ASSETS.  Seller represents and warrants to Buyer that all of
     -------------------
     the Inventory and other tangible Assets are being sold "as is/ where is". To the best knowledge of Seller, there are no defenses to the collection of the Accounts Receivable (in excess of any allowance for bad debts) in the ordinary course of business.

4.5  LEGAL COMPLIANCE.  Seller represents and warrants to Buyer that except
     ----------------
     where the noncompliance will not materially and adversely affect the Business and Assets, to the knowledge of Seller, Seller in compliance with all applicable laws relating to the Assets of the Business, and the execution and performance of this Agreement will not result in a breach of, or constitute a default or violation under, (a) any law, rule, governmental regulation or any order or decree of any court; or (b) any of the terms or provisions of any agreement, contract, instrument, lease, or other document to which Seller is a party or by which Seller is bound or to which any of the Assets are subject.

4.6  LITIGATION.  Seller represents and warrants to Buyer that to the knowledge
     ----------
     of Seller, there are no actions, suits, investigations or proceedings pending or threatened against or affecting Seller or the Assets at law or in equity, or by or before any federal, state, municipal and other governmental department, commission, board, agency or instrumentality, domestic or foreign. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding that has had, or that can be reasonably be expected to have, an adverse effect on the Business, the Assets or on its ability to enter into this Agreement.

4.7  FINANCIAL STATEMENTS.
     --------------------

          (a) Seller has furnished Buyer copies of unaudited financial statements consisting of the balance sheets of Seller as of September 30 and January 31, 1995 and December 31, 1994, and the related statements of income for the one month and the nine month ended September 30, 1995, the one month ended January 31, 1995 and the one month and year ended December 31, 1994. Such financial statements (collectively, the "Financial Statements") have been prepared in accordance with generally accepted accounting principles consistently applied and fairly present the financial position of the Company as of such dates and the results of its operation for such periods.

          (b) Since September 30, 1995, there has been no material adverse change in the condition, financial or otherwise, or the prospects of Seller as reflected in the Financial Statements.

          (c) Except as set forth in the Financial Statements, Seller has no obligations or liabilities (fixed or contingent), other than obligations and liabilities incurred in the ordinary course of business since the date of such Financial Statements.

4.8  DISCLOSURE.  Seller represents and warrants to Buyer that no representation
     ----------
     or warranty made by Seller in this Agreement contains any untrue statements or a material fact or omits to state any material fact necessary to make the statements herein not misleading.

4.9  INTELLECTUAL PROPERTY.
     ---------------------

          (a) Seller represents and warrants to Buyer that Seller is unaware of information that the Intellectual Property is invalid and not subsisting, or has been canceled, abandoned or otherwise terminated.

          (b) Seller represents and warrants to Buyer that Seller has no knowledge of any claim that, or inquiry as to whether, any product, activity or operation of Seller relating to the Business infringes upon or involves, or has resulted in the infringement of, any proprietary right of any other person, corporation or other entity, and no proceedings have been instituted, are pending, or are threatened which challenge the rights of Seller with respect thereto.

          (c) Seller represents and warrants to Buyer that Seller has, where permitted and appropriate, acquired common law rights in the Intellectual Property.

4.10 OTHER ASSETS.  Seller represents and warrants that it has no interest in
     ------------
     the assets that are being transferred to Buyer pursuant to the Technology Transfer Agreement, dated February 29, 1996, by and between Citadel and Bill Mulvany, and the Technology Transfer Agreement, dated February 29, 1996, by and between Citadel and Kim Marie Newman (collectively, the "Other Assets"); however, if Seller does have an interest in the Other Assets, it is of deminimus value to Seller, and Seller disclaims such value and assigns such interest to Buyer without further consideration.

              ARTICLE V -- REPRESENTATIONS AND WARRANTIES OF BUYER
              ----------------------------------------------------

5.1  DUE ORGANIZATION AND AUTHORITY.  Buyer represents and warrants to Seller
     ------------------------------
     that Buyer is a corporation organized, existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to acquire the Assets and to enter into this Agreement and comply with the terms hereof.

5.2  AUTHORITY FOR AGREEMENT.  Buyer represents and warrants to Seller that all
     -----------------------
     necessary action has been taken to authorize and approve the execution of this Agreement and the performance hereof of Buyer. This Agreement has been duly executed by Buyer and constitutes the valid and binding obligation of Buyer and is enforceable in accordance with its terms.

5.3  LEGAL COMPLIANCE.  Buyer represents and warrants to Seller that to the
     ----------------
     knowledge of Buyer, the execution and performance of this Agreement will not result in a breach of, or constitute a default or violation under, (a) any law, rule, governmental regulation or any order or decree of any court; or (b) any of the terms or provisions of any agreement, contract, instrument, lease, or other document to which Buyer is a party or by which Buyer is bound.

5.4  LITIGATION.  Buyer represents and warrants to Seller that Buyer is not
     ----------
     subject to any judgment, order or decree entered in any lawsuit or proceeding that has had, or that can reasonably be expected to have, an adverse effect on its ability to enter into this Agreement.

5.5  DISCLOSURE.  Buyer represents and warrants to Seller that no representation
     ----------
     or warranty made by Buyer in this Agreement contains an untrue statement of material fact or omits to state any material fact necessary to make the statements not misleading.

                           ARTICLE VI-- MISCELLANEOUS
                           --------------------------

6.1  NOTICES.  Any notice or communication must be in writing and given by (a)
     -------
     deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested,
     (b) delivery in person or by Federal Express or similar courier service providing evidence of delivery or (c) transmission by telegram, telecopy or telex. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mail notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand, courier service, telegram, telecopy or telex, at such time as it is delivered to the addressee (with the delivery receipt, the affidavit of messenger or, with respect to a telecopy or telex, the confirmation of transmission or answer back being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation. For purposes of this notice, the addresses of the Parties shall be:

     SELLER:        CIRCUIT MASTER SOFTWARE, INC.
                    22503 Katy Freeway, No. 7
                    Katy, Texas  77450
                    Attention:  Bill Mulvany

     BUYER:         LoneStar Hospitality Corporation
                    2950 North Loop West, Suite 1800
                    Houston, Texas  77092
                    Attention:  George Sharp

6.2  SURVIVAL.  All covenants, agreements, undertakings, representations and
     --------
     warranties made in this Agreement will survive the Effective Date and, except as otherwise indicated, will not be affected by any investigation made by any party.

6.3  GOVERNING LAW.  THE SUBSTANTIVE LAWS OF THE STATE OF TEXAS (WITHOUT REGARD
     -------------
     TO ITS CHOICE OF LAW PRINCIPLES) WILL GOVERN THE VALIDITY, CONSTRUCTION, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT AND THE DOCUMENTS, INSTRUMENTS OR AGREEMENTS EXECUTED AND DELIVERED PURSUANT TO THE TERMS HEREOF, UNLESS OTHERWISE SPECIFIED HEREIN.

6.4  INVALID PROVISIONS.  If any provision of this Agreement is held to be
     ------------------
     illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision will be fully severable; this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provisions had never comprised a part thereof. Furthermore, in lieu of such illegal, invalid or unenforceable provision there will be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

6.5  ENTIRETY AND AMENDMENTS.  This Agreement, including the agreements attached
     -----------------------
     as exhibits hereto, embodies the entire agreement between the parties, supersedes all prior agreements and understandings, if any, relating to the subject matter hereof, and may be amended only by an instrument in writing executed jointly by an authorized officer or agent of each of the parties hereto, and supplemented only by documents delivered or to be delivered in accordance with the express terms thereof.

6.6  EXPENSES.  Whether or not the transactions contemplated by this Agreement
     --------
     are consummated, Seller agrees to bear all costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement, and Buyer agrees to bear all costs and expenses incurred by it in connection with the negotiation, execution and performance of this Agreement.

6.7  INDEMNIFICATION OF BUYER.  Seller covenants and agrees to indemnify Buyer
     ------------------------
     from and against, and to hold Buyer harmless from and against, any and all losses, damages, costs and expenses, including court costs and attorneys' fees, that Buyer may ever suffer or incur as the result of (a) the material breach or inaccuracy of any material representation or warranty made herein by Seller, (b) the failure or refusal of Seller to comply with any of its obligations hereunder, or (c) any claim based upon or arising out of any liability or obligation, contracted or otherwise, of Seller in connection with the Assets.

6.8  INDEMNIFICATION OF SELLER.  Buyer covenants and agrees to indemnify Seller
     -------------------------
     from and against, and to hold Seller harmless from and against, any and all losses, damages, costs and expenses, including court costs and attorneys' fees, that Seller may ever suffer or incur as the result of (a) the material breach or inaccuracy of any material representation or warranty made herein by Buyer, or (b) the failure or refusal of Buyer to comply with any of its obligations hereunder.

6.9  CONFIDENTIALITY.  Unless required by law or regulatory authority, Buyer and
     ---------------
     Seller agree not to disclose to third parties (other than the parties' financial and legal advisors) the terms or existence of this Agreement, the Noncompetition Agreement, the Bill of Sale and/or the Assignment Agreement, except as agreed by the parties.

     IN WITNESS WHEREOF, the Parties have caused their respective corporate names to be affixed hereto and this instrument to be signed by their duly authorized officers, all as of the day and year first above written.

CIRCUIT MASTER SOFTWARE, INC.


By:_______________________________
Name:_____________________________
Title:____________________________


LONESTAR HOSPITALITY CORPORATION


By:_______________________________
Name:_____________________________
Title:____________________________